Exhibit 99

Friday, January 18, 2008

Media General to Divest Its One-Third Ownership Stake in SP Newsprint Co. and Use Proceeds for Debt Reduction

RICHMOND, Va. – Media General, Inc. (NYSE: MEG), a one-third partner of SP Newsprint Co. (“SP”), along with the other two equal partners, Cox Enterprises, Inc. and The McClatchy Company, has entered into an agreement to sell its ownership stake in SP to White Birch Paper Company, as announced today by SP. Media General expects to generate after-tax proceeds of $37 million to $40 million from the transaction and will use the funds for debt repayment. The partners expect to complete the transaction in the first four months of 2008.

The sale of Media General’s interest in SP will result in a non-cash book loss, which will be accrued in the company’s fourth-quarter 2007 results, but will be fully offset by a gain in that quarter from the previously announced insurance settlement related to a June 2007 fire at the company’s Richmond Times-Dispatch printing plant. Media General’s tax basis in its SP Newsprint investment is lower than its book value primarily as a result of accelerated depreciation deductions that were generated due to the capital-intensive nature of the newsprint business.

“We are pleased that SP Newsprint’s strategic review has resulted in a satisfactory outcome,” said Marshall N. Morton, president and chief executive officer of Media General. “The sale of SP to White Birch will help maximize its value and position SP for continued long-term success. We have benefited from our long association with SP Newsprint, which we helped launch in 1977 by licensing our proprietary newspaper recycling process to the newly formed company. We and our partners in SP concluded last year, however, that in a challenging business environment SP Newsprint could better compete as part of a company that, like White Birch, is focused exclusively on the newsprint business.

“For Media General, the sale of our interest in SP will eliminate the earnings volatility we have experienced in recent years from our investment. Moreover, the transaction will benefit Media General by enabling us to focus fully on our core business as a pure media company. In that regard, we have been at the forefront of media industry initiatives to aggressively implement new ideas for audience and revenue growth as we pursue our mission of providing excellent local content in growth markets over multiple platforms,” said Mr. Morton.

“We recognize, of course, that the newspaper publishing side of our business is currently facing major industry challenges—from the Internet, from structural changes in industries that have historically been major purchasers of print advertising, from a soft U.S. economy and, for us, from the currently depressed Florida economy.

“We have, however, taken a number of strategic, operational and financial steps in response to those challenges and to create robust long-term growth in all of our media businesses—and have done so with a strong sense of urgency and determination. For example, we have:

•	added new businesses, and found new ways to grow revenues in our existing businesses.

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diversified our businesses—adding four high-quality NBC station properties in 2006, creating an Interactive Media Division to lead our Internet initiatives, acquiring a successful and rapidly growing advergaming enterprise, while, at the same time, maintaining our leadership positions in both print and broadcast in all of the Southeast markets in which we operate.

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established well-designed, interactive Web sites seamlessly linked to their associated newspapers and/or television stations in every one of our markets, enabling our customers to get the information they need when and how they want it—and enabling advertisers to reach those customers when and how they want.

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implemented a “Web-First” approach to news reporting that positions our newspaper and television station Web sites for strong long-term growth. This approach is already generating significant page-view and visitor growth.

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generated robust, double-digit online revenue growth that will continue in 2008, enhanced by new sales initiatives, increased local and national advertising, our Yahoo! partnership and strong growth in our advergaming business.

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positioned our Broadcast Division to realize significant benefits in 2008 from Political advertising and from revenues related to the Summer Olympics that will air on our nine NBC stations. In addition, the previously announced process of seeking a buyer or buyers for five of our television stations is moving forward and any resulting sales will provide additional funds for debt reduction.

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repositioned our newspapers to target their content more directly to reader interests as identified through research, and introduced a number of specialty print products targeted to specific demographics, initiatives that should enable us to increase our total audience over the long term and provide advertisers with more and better opportunities to reach their target consumers.

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received an FCC commitment for permanent waivers that will allow us to maintain convergence in all six of the markets where we presently operate in that fashion, as we continue to push for the removal of all regulatory barriers to cross-ownership.

•	reduced costs in virtually every area of our business, without compromising the quality of our news and information offerings.

“We believe strongly in the continuing importance and value of print and broadcast, as well as online media, and in the fundamental strength and long-term earning power of Media General, for a number of reasons. People want and need credible local news and information; our experience and research-driven operating style distinguish us as experts at this in each of the communities we serve. Increasingly, we provide this local news and information as, when and where our individual customers want it. Advertisers continue to need to reach local audiences, and in the Southeast region, we continue to be the best solution for them to do it. We are market aggregators for our advertisers, and our aggregation strategies, as well as the variety of tools available to us to accomplish that, distinguish us from the rest of our industry,” Mr. Morton said.

Forward-Looking Statements

This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company’s publicly available reports filed with the Securities and Exchange Commission. Media General’s future performance could differ materially from its current expectations.

About Media General

Media General is a multimedia company operating leading newspapers, television stations and online enterprises primarily in the Southeastern United States. The company’s publishing assets include three metropolitan newspapers, The Tampa Tribune, Richmond Times-Dispatch, and Winston-Salem Journal; 22 daily community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; and more than 150 weekly newspapers and other publications. The company’s broadcasting assets include 23 network-affiliated television stations that reach more than 32 percent of the television households in the Southeast and nearly 9.5 percent of those in the United States. The company’s interactive media assets include more than 75 online enterprises that are associated with its newspapers and television stations.